Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report (Form 10-K) of Community Bancorp of our report dated March 28, 2013, with respect to the consolidated financial statements included in the 2012 Annual Report to Shareholders of Community Bancorp.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-160875) pertaining to the Community Bancorp Dividend Reinvestment Plan and in the Registration Statement (Form S-8 No. 333-133631) pertaining to the Community Bancorp Retirement Savings Plan of our report dated March 28, 2013, with respect to the consolidated financial statements incorporated therein by reference of Community Bancorp included in the Annual Report (Form 10-K) for the year ended December 31, 2012.

Portland, Maine
March 28, 2013
Vermont Registration No. 92-0000278

Portland, ME	●	Bangor, ME	●	Manchester, NH
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